Exhibit 3.121

09 JUN 8 AM 11 28
ARTICLES OF INCORPORATION
FILED
SECRETARY OF STATE	OF
KANSAS
OMEGA (KANSAS), INC.

          The undersigned, being a natural person of the age of 18 years or more, for the purpose of forming a corporation under the Kansas General Corporation Code, does hereby adopt the following Articles of Incorporation.

ARTICLE I
CORPORATE NAME

          The name of the corporation is Omega (Kansas), Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT

          The Registered Office of the Corporation in the State of Kansas is located at 515 South Kansas, City of Topeka, County of Shawnee, Kansas 66603. The name of its Registered Agent at such address is The Corporation Company, Inc.

ARTICLE III
PURPOSE OF ORGANIZATION

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code as presently in effect or as it may hereafter be amended.

ARTICLE IV
CAPITALIZATION

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value of $.001 per share.

ARTICLE V
INCORPORATOR

          The name and mailing address of the incorporator are Sandra T. Hawley, c/o Shook, Hardy & Bacon L.L.P., 1010 Grand Boulevard, 5th Floor, Post Office Box 15607, Kansas City, Missouri 64106-0607. The powers of said Incorporator shall not terminate upon the filing of the Articles of Incorporation.

ARTICLE VI
DIRECTORS

          The number of Directors to constitute the initial Board of Directors is one. After the first meeting of the Board of Directors, the number of Directors shall be fixed in the manner provided in the Bylaws of the Corporation. Voting for directors shall not be by written ballot, unless requested by any stockholder.

ARTICLE VII
BYLAWS

          In furtherance of and not in limitation of the powers conferred by the laws of the State of Kansas, the Board of Directors of the Corporation is authorized and empowered to make, alter, amend and repeal the bylaws of the Corporation in any manner not inconsistent with the laws of the State of Kansas.

ARTICLE VIII
PREEMPTIVE RIGHTS

          The stockholders shall have preemptive rights to purchase any shares of the Corporation hereafter issued or any securities exchangeable for or convertible into such shares or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares; provided, however, no preemptive rights shall exist to acquire shares issued to employees pursuant to any equity-based incentive plan adopted by the Corporation.

ARTICLE IX
CUMULATIVE VOTING

          At all elections of directors of the Corporation and for the purposes of all other matters upon which stockholders are entitled to vote, each stockholder shall be entitled to as many votes as shall equal the number of shares of stock held by that stockholder. No cumulative voting shall be permitted.

ARTICLE X
DIRECTOR LIABILITY

          To the fullest extent permitted by the Kansas General Corporation Code as presently in effect or as it may hereafter be amended, no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

ARTICLE XI
INDEMNIFICATION

          The Corporation shall, to the fullest extent permitted by the Kansas General Corporation Code as presently in effect or as it may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto and advance expenses of litigation to directors and officers in accordance with the procedures and limitations set forth in the bylaws of the Corporation.

ARTICLE XII
STOCKHOLDER WRITTEN CONSENTS

          Any action which may be taken at a meeting of the stockholders may be taken without a meeting if consents in writing, setting for the action so taken, shall be signed by all the stockholders entitled to vote with respect to the subject matter thereof.

ARTICLE XIII
COMPROMISES OR ARRANGEMENTS WITH CREDITORS OR STOCKHOLDERS

          Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the state of Kansas, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. 17-6901 and amendments thereto, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. 17-6808 and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

          IN WITNESS WHEREOF, these Articles of Incorporation have been signed this 8th day of June, 1999.

/s/ Sandra T. Hawley
Sandra T. Hawley
Sole Incorporator

STATE OF MISSOURI	)
) ss.
COUNTY OF JACKSON	)

          I, L. Diane Brown, a Notary Public, do hereby certify that on the 8th day of June, 1999, personally appeared before me Sandra T. Hawley, who being first duly sworn, acknowledged and declared that he is the person who signed the foregoing document as Incorporator and that the statements therein contained are true.

/s/ L. Diane Brown
Notary Public

My commission expires:

09/24/2001	L. DIANE BROWN
Notary Public-State of Missouri
Commissioned in Jackson County
My Commission Exp. September 24, 2001

CERTIFICATE OF THE KANSAS SECRETARY OF STATE

Registration No. 274-512-3

I hereby certify the above and foregoing to be true and correct copy of the original filed with the Kansas Secretary of State. Certified on this date: June 8, 99

RON THORNBURGH, Secretary of State

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